UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TCW ETF TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Phone Script

●	Good day, I am calling from TCW as I see your firm / or your clients are invested in the TCW New America Premier Equities Fund or TCW Artificial Intelligence Equity Fund

●	Given as much I wanted to make you aware that a proxy statement has been sent to shareholders of record as of February 12th, 2024, seeking shareholder approval of the proposed conversion of the TCW New America Premier Equities Fund into the TCW Compounders ETF or the TCW Artificial Intelligence Equity Fund into the TCW Artificial Intelligence ETF

●	I am happy to send you an electronic version of the proxy statement for your reference, which provides the relevant information.

●	In addition, we would appreciate your assistance in working with your clients and/or your firm’s corporate actions team to vote the proxies well in advance of the Shareholder meeting, which is scheduled for March 22nd.

●	Based on eligibility, shareholders can either vote by

o	Completing, signing, and returning their proxy card

o	Telephone by calling (877) 283-0321, or

o	Online 24 Hours a day per the instructions

●	If you have any questions, would like to vote your shares, or wish to obtain instructions on how to attend and vote at the Meeting, you may call EQ Fund Solutions, LLC, toll free at (877) 283-0321.

●	If there is someone else at your firm that it would be better for us to speak with in this regard, we would appreciate the reference.

●	We appreciate your support of TCW and stand ready to be of any further assistance.

E-mail Language

Dear ____:

I am reaching out as I see your firm (and/or your clients) are invested in the TCW New America Premier Equities Fund or the TCW Artificial Intelligence Equity Fund. Given as much, I wanted to make you aware that a proxy statement has been sent to shareholders of record as of February 12th, 2024, seeking shareholder approval of a proposed conversion of the TCW New America Premier Equities Fund into the TCW Compounders ETF or the TCW Artificial Intelligence Equity Fund into the TCW Artificial Intelligence ETF

I have attached herein an electronic version of the proxy statement for your reference, which provides the relevant information. We would appreciate your assistance in working with your clients, or your firm’s corporate actions team, to vote the proxies well in advance of the Shareholder meeting, which is scheduled for March 22nd. Based on eligibility, shareholders can either vote by:

o	Completing, signing, and returning their proxy card

o	Calling (877) 283-0321, or

o	Online 24 Hours a day per the instructions

If you have any questions, would like to vote your shares, or wish to obtain instructions on how to attend and vote at the Meeting, you may call EQ Fund Solutions, LLC, toll free at (877) 283-0321. Additionally, if there is someone else at your firm that it would be better for us to speak with in this regard, we would appreciate the reference.

We appreciate your support of TCW and stand ready to be of any further assistance.